Exhibit 99.1

FOR RELEASE MONDAY, MARCH 7, 2011

Investor Contact:	Press Contact:

Steve Kunszabo	Marie Knowles
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	marie.knowles@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2010 RESULTS; COMPANY DELIVERS 19% OPERATIONAL EBITDA GROWTH IN 2010 AND AFFIRMS 2011 OUTLOOK

MCLEAN, Va. - March 7, 2011 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today reported strong financial results for the fourth quarter of 2010 and affirmed its outlook for the full-year 2011. Iridium’s full-year 2010 financial results reflect Iridium Communications Inc. (“the Company”) as compared to Iridium Holdings LLC (“predecessor”) for the first nine months of 2009 and the Company for the remainder of 2009. Net income was $10.1 million for the fourth quarter of 2010, as compared to a net loss of $5.0 million for the comparable period of 2009. Net income for the fourth quarter of 2010 includes $11.9 million of non-cash expenses for purchase accounting, net of tax, related to GHL Acquisition Corp.’s acquisition of the predecessor, while the comparable period in 2009 had $17.4 million of purchase accounting. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $42.3 million, as compared to $30.2 million for the prior-year period, representing year-over-year growth of 40 percent and an OEBITDA margin(1) of 48 percent. OEBITDA benefited from solid growth in commercial service, government service and equipment revenue.

Iridium reported fourth-quarter total revenue of $87.9 million, which included $60.1 million of service revenue and $27.8 million of equipment and engineering and support revenue. Total revenue grew 16 percent versus the comparable period of 2009, while service revenue increased 13 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 68 percent of total revenue for the fourth quarter of 2010.

The Company ended the quarter with 427,000 total billable subscribers, which compares to 342,000 for the year-ago period and 413,000 for the quarter ended September 30, 2010. Total billable subscribers grew 25 percent year-over-year, driven by ongoing strength in machine-to-machine (“M2M”) data, handheld voice and Netted Iridium customers.

Capital expenditures were $103.2 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the fourth quarter with net debt of $37.4 million.

“Our success in 2010 showed once again that we have a high-growth subscriber base that drives long-term, sustainable revenue and cash flow,” said Matt Desch, Iridium’s chief executive officer. “With strong contributions from our commercial M2M business, which grew subscribers 60% year-over-year, and one of our best years ever in the government sector, we’re entering 2011 on a strong competitive footing in each of our vertical markets. Our large and growing ecosystem of partners also continues to tell us that Iridium is the first choice for many customers because of a superior network and innovative products. Nowhere is this leadership more significant than in the handheld voice and M2M markets.”

Desch continued, “We’re particularly pleased with the rapid adoption of our Iridium 9602 short-burst data transceiver, with more than 30,000 additional orders received since the start of 2011. Iridium’s 9602 device won the 2011 Mobile Satellite Users Association ‘Innovation Award’, validating its huge potential in the fast-growing M2M market. In summary, Iridium is healthy and strong, and we’ll continue to make the right decisions to support recurring service revenue growth and operating cash flow expansion.”

Full-Year 2010 Iridium Business Highlights

For the full year, Iridium reported net income of $22.7 million, as compared to net income of $48.3 million for 2009. Net income for 2010 includes $54.4 million of non-cash expenses for purchase accounting, net of tax, related to GHL Acquisition Corp.’s acquisition of the predecessor, while 2009 had $17.4 million of purchase accounting. The Company reported 2010 total revenue of $348.2 million, which included $236.4 million of service revenue and $111.8 million of equipment and engineering and support revenue. OEBITDA for 2010 was $158.9 million, as compared to $133.9 million for the prior-year period, representing year-over-year growth of 19 percent and an OEBITDA margin of 45 percent.

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 51 percent of the Company’s total revenue during the fourth quarter. This high-quality and diverse recurring sales stream is supported by a leading network that provides a sustainable competitive advantage, an attractive #1 or fast-growing #2 position in core vertical markets, an expanding product portfolio and a scalable distribution network that leverages the expertise and reach of our partner ecosystem.

•	Commercial service revenue was $44.5 million, a 13 percent increase from the last year’s comparable period, primarily supported by a strong gain in Iridium OpenPort and M2M customers.

•

Commercial voice average revenue per user (“ARPU”) was $47 during the fourth quarter, a 4 percent year-over-year decrease. Commercial M2M data ARPU was $18 during the fourth quarter, a 14 percent decline from last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 384,000 billable subscribers, which compares to 308,000 for the prior-year quarter and to 371,000 for the quarter ended September 30, 2010. M2M data subscribers increased 60 percent year-over-year and represented 29 percent of billable commercial subscribers, an increase from 23 percent at the end of the prior-year period.

Service - Government

Government service revenue increased by 15 percent during the quarter, as the Company has grown in the last several years from a niche supplier to an integral element in the U.S. Government communications infrastructure. With a robust partner channel, significant investment in devices, a dedicated gateway and innovative new capabilities such as Netted Iridium, the Company provides a unique value proposition that is not easily duplicated.

•	Government service revenue was $15.6 million, a 15 percent increase from the prior-year period, primarily driven by growth in satellite handset and Netted Iridium subscribers.

•

Government voice ARPU was $141 during the fourth quarter, a 7 percent year-over-year decrease. Voice ARPU declined as a result of strong growth in lower ARPU Netted Iridium subscribers. Government M2M data ARPU was $22 during the fourth quarter, unchanged from last year’s comparable period.

•

Iridium’s government business ended the quarter with 43,000 billable subscribers, which compares to 34,000 for the prior-year quarter and to 42,000 for the quarter ended September 30, 2010. M2M data subscribers increased 75 percent year-over-year and represented 16 percent of billable government subscribers, an increase from 12 percent at the end of the prior-year period. Iridium added the largest number of government subscribers in its history in 2010, which represented a 26 percent increase for the year, primarily led by gains in M2M data and Netted Iridium subscribers.

Equipment

•

Equipment revenue was $21.0 million during the fourth quarter, a 21 percent year-over-year increase. Revenue increased primarily due to strong handset and M2M sales volumes. Handset unit sales increased 51 percent from the year-ago period, while M2M unit sales grew 58 percent from the year-ago period. Strong sales volumes were partially offset by modestly reduced handset pricing and the rapid adoption of the smaller and lower cost Iridium 9602 short-burst data (SBD) transceiver.

Engineering & Support

•

Engineering and support revenue was $6.8 million during the fourth quarter, a gain of 20 percent from the prior-year period, primarily resulting from an increase in low-margin contract revenue related to government projects.

2011 Outlook

The Company affirmed its previously issued full-year 2011 outlook for total billable subscriber growth, service revenue, equipment revenue and OEBITDA. The Company expects:

•	Total billable subscriber growth to be approximately 20 percent for the full-year 2011

•	Service revenue growth between 10 percent and 13 percent for the full-year 2011

•	Equipment revenue decline between 15 percent and 30 percent for the full-year 2011

•	Full-year 2011 OEBITDA to be between $180 million and $190 million. OEBITDA for 2010 was $158.9 million.

	Prior 2011 Outlook (December 2010)	Revised 2011 Outlook (March 2011)
Total Billable Subscriber Growth	Approximately 20%	No Change
Total Service Revenue Growth	10% to 13%	No Change
Equipment Revenue Decline	Decline of 15% to 30%	No Change
Operational EBITDA (OEBITDA)	$180 million to $190 million	No Change

Recent Highlights

•

On February 3, 2011, Iridium announced that Orbital Sciences Corporation signed an agreement with the Company that reserves hosted payload capacity on Iridium’s next-generation satellite constellation, Iridium NEXT. Under the terms of the agreement, Orbital will make several non-refundable deposits totaling $10 million in 2011 for a right-of-first refusal on 20 percent of the network’s capacity to host third-party payloads. The parties also have agreed to the basic terms of Orbital purchasing this hosted payload capacity on behalf of its customers. Iridium believes the arrangement with Orbital has the potential to be worth more than $100 million, including hosting fees and recurring data service fees once in orbit.

•

On January 25, 2011, Iridium announced that it signed agreements with five new value-added partners to market Iridium-based data solutions for the mobile M2M sector. These new partnerships, including the Company’s first-ever consumer Iridium SBD relationships, open up numerous consumer opportunities. The new partners include ACR Electronics, DeLorme, Digi International, Kore Telematics and XACT Technology LLC.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as a supplemental measure to help investors evaluate our fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the commencement of operations of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting, and changes in the fair value of warrants. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting and changes in fair value of the warrants, the Company believes the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on our capital assets, which are necessary elements of our operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc. and Iridium Holdings LLC

Supplemental Reconciliation of Operational EBITDA to GAAP Net Income

(In thousands)

	Iridium Communications Inc.			Combined
	For the Three Months Ended December 31,		For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
	2010	2009
Net income (loss)	$10,122	$(4,975)	$22,691	$48,309
Interest expense	—	47	23	12,876
Interest income	(222)	(298)	(660)	(585)
Income taxes	2,662	(1,038)	12,921	(1,038)
Depreciation and amortization	23,050	22,376	90,667	33,226
Iridium NEXT expenses, net	5,260	4,109	16,697	13,268
Share-based compensation	1,307	436	4,875	5,841
Transaction expenses	—	—	—	12,478
Purchase accounting	106	9,554	11,666	9,554

Operational EBITDA	$42,285	$30,211	$158,880	$133,929

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 5:00 p.m. ET on Monday, March 7, 2011. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Monday, March 7, 2011 through Monday, March 14, 2011 at Iridium’s Investor Relations webpage. Callers can also dial (800) 642-1687 (U.S. only) or (706) 645-9291, Access Code 45165733 to access an audio replay of the conference call.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Select Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT, anticipated growth in subscribers and total service revenue, anticipated decline in equipment revenue and anticipated growth in Operational EBITDA for 2011. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-K for the year ended December 31, 2010 and filed with the Securities and Exchange Commission on March 7, 2011. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Non-Cash Purchase Accounting for the Three Months Ended December 31, (1)
	2010	2009	2010	2009
Revenue:
Service revenue
Commercial	$44,501	$39,373	$(366)	$(1,675)
Government	15,635	13,641	—	—

Total service revenue	60,136	53,014	(366)	(1,675)
Subscriber equipment	21,002	17,293	—	—
Engineering and support service	6,792	5,682	—	—

Total revenue	87,930	75,989	(366)	(1,675)

Operating expenses:
Cost of subscriber equipment sales	12,007	18,657	—	8,899
Cost of services (exclusive of depreciation and amortization)	15,584	18,965	(260)	(1,020)
Research and development	4,470	5,974	—	—
Depreciation and amortization	23,050	22,376	19,278	18,621
Selling, general and administrative	17,783	16,307	—	—

Total operating expenses	72,894	82,279	19,018	26,500

Operating profit (loss)	15,036	(6,290)	(19,384)	(28,175)

Other (expense) income:
Interest income (expense), net of capitalized interest	222	251	—	(78)
Other (expense) income, net	(2,474)	26	—	—

Total other (expense) income	(2,252)	277	—	(78)

Earnings (loss) before provision (benefit) for taxes	12,784	(6,013)	(19,384)	(28,253)
Income tax provision (benefit)	2,662	(1,038)	(7,496)	(10,899)

Net income (loss)	$10,122	$(4,975)	$(11,888)	$(17,354)

Operational EBITDA	$42,285	$30,211	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the fourth quarter of 2009 and first quarter of 2010 as compared to those costs and expenses of Iridium Holdings LLC in the prior periods, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Iridium Communications Inc.	Combined (1)	Non-Cash Purchase Accounting for the Year Ended December 31, (2)
	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	2010	Combined 2009
Revenue:
Service revenue
Commercial	$177,359	$159,509	$(3,315)	$(1,675)
Government	58,992	53,726	—	—

Total service revenue	236,351	213,235	(3,315)	(1,675)
Subscriber equipment	90,184	83,499	—	—
Engineering and support service	21,638	22,206	—	—

Total revenue	348,173	318,940	(3,315)	(1,675)

Operating expenses
Cost of subscriber equipment sales	61,661	51,922	10,873	8,899
Cost of services (exclusive of depreciation and amortization)	72,579	77,943	(2,522)	(1,020)
Research and development	19,178	23,406	—	—
Depreciation and amortization	90,667	33,226	76,983	18,621
Selling, general and administrative	66,728	60,812	—	—
Transaction costs	—	12,478	—	—

Total operating expenses	310,813	259,787	85,334	26,500

Operating profit (loss)	37,360	59,153	(88,649)	(28,175)

Other (expense) income:
Interest income (expense), net of capitalized interest	637	(12,578)	—	(78)
Other (expense) income, net	(2,385)	696	—	—

Total other (expense) income	(1,748)	(11,882)	—	(78)

Earnings (loss) before provision (benefit) for taxes	35,612	47,271	(88,649)	(28,253)
Income tax provision (benefit)	12,921	(1,038)	(34,281)	(10,899)

Net income (loss)	$22,691	$48,309	$(54,368)	$(17,354)

Operational EBITDA	$158,880	$133,929	$—	$—

(1)	The combined presentation is a simple mathematical addition of the pre-Acquisition results of operations of Iridium Holdings LLC for the period from January 1, 2009 to September, 29 2009 and the post-Acquisition results of operations of Iridium Communications Inc. for the three months ended December 31, 2009. Iridium Communications Inc. had no material operating activities from the date of formation of GHL Acquisition Corp. until the Acquisition. There are no other adjustments made in the combined presentation.
(2)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the fourth quarter of 2009 and first quarter of 2010 as compared to those costs and expenses of Iridium Holdings LLC in the prior periods, and the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Highlights

	Three Months Ended December 31,		% Change
	2010	2009
	(In thousands, except ARPU)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$38,638	$35,020	10.3%
M2M data(2)	5,863	4,353	34.7%

Total commercial voice and M2M data service	44,501	39,373	13.0%

Government(3)
Voice and M2M data service
Voice	15,186	13,383	13.5%
M2M data	449	258	74.0%

Total government voice and M2M data service	15,635	13,641	14.6%

Total service revenue	60,136	53,014	13.4%

Subscriber equipment	21,002	17,293	21.4%

Engineering and support(4)
Government	6,295	5,518	14.1%
Commercial	497	164	203.0%

Total engineering and support	6,792	5,682	19.5%
Total Revenue	$87,930	$75,989	15.7%

Billable Subscribers (5)
Commercial
Voice and M2M data service
Voice	272	238	14.3%
M2M data	112	70	60.0%

Total commercial voice and M2M data service	384	308	24.7%

Government
Voice and M2M data service
Voice	36	30	20.0%
M2M data	7	4	75.0%

Total government voice and M2M data service	43	34	26.5%

Total billable subscribers	427	342	24.9%

Net Additions
Commercial
Voice and M2M data service
Voice	2	1
M2M data	11	1

Total commercial voice and M2M data service	13	2

Government
Voice and M2M data service
Voice	—	—
M2M data	1	1

Total government voice and M2M data service	1	1

Total billable subscribers	14	3

ARPU(6)
Commercial
Voice	$47	$49	-4.1%
M2M data	$18	$21	-14.3%
Government
Voice	$141	$152	-7.2%
M2M data	$22	$22	0.0%

Operational EBITDA Margin Reconciliation
Total revenue	$87,930	$75,989
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	366	1,675
Iridium NEXT revenue	(31)	(71)

Adjusted revenue(7)	$88,265	$77,593

Operational EBITDA	$42,285	$30,211	40.0%
Operational EBITDA margin(8)	47.9%	38.9%	9.0%

Capital expenditures (9)	103,191	7,351

Net debt (10)	37,436	(131,778)

	Iridium Communications Inc.	Combined
	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	% Change
Operational EBITDA Margin Reconciliation
Total revenue	$348,173	$318,940
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	3,315	1,675
Iridium NEXT revenue	(89)	(1,082)

Adjusted revenue(7)	$351,399	$319,533

Operational EBITDA	$158,880	$133,929	18.6%
Operational EBITDA margin(8)	45.2%	41.9%	3.3%

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Subscribers as of the end of the respective period.
(6)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.
(7)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(8)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(9)	Capital expenditures based on cash spent in the respective period.
(10)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents.